Exhibit 99.1

Amendment to Amended and Restated Bylaws of MAXIMUS, Inc.
December 5, 2007

The Bylaws of the Corporation are hereby amended by deleting Sections 1 and 2 of Article IV in their entirety and substituting therefor the following:

SECTION 1. Certificates of Stock.  Shares of the Corporation shall be evidenced, when fully paid, by certificates containing such information as is required by law and approved by the Board of Directors.  Alternatively, the Board of Directors may authorize the issuance of some or all shares without certificates.  In such event, within a reasonable time after issuance, the Corporation shall mail to the shareholder a written confirmation of its records with respect to such shares containing the information required by law.  When issued, certificates shall be signed by the Chairman or Vice-Chairman of the Board of Directors or by the President or a Vice-President and by the Treasurer or an Assistant Treasurer or the Secretary or an Assistant Secretary, and shall certify the number of shares owned by the Shareholder in the Corporation. Any or all signatures on any such certificate may be facsimiles. In case any officer, transfer agent or registrar who shall have signed or whose facsimile signature shall have been placed upon a certificate shall have ceased to be such officer, transfer agent or registrar before such certificate is issued, it may be issued by the Corporation with the same effect as if he or she were such officer, transfer agent or registrar at the date of issue. Each certificate for shares of stock that are subject to any restriction on transfer pursuant to the Articles of Incorporation, the by-laws, applicable securities laws, or any agreement among any number of Shareholders or among such holders and the Corporation shall have conspicuously noted on the face or back of the certificate either the full text of the restriction or a statement of the existence of such restriction.

SECTION 2. Transfers of Shares of Stock. The Board of Directors may make rules and regulations concerning the issue, registration and transfer of shares and/or certificates representing the shares of the Corporation. Subject to the restrictions, if any, stated or noted on the stock certificates, shares of stock may be transferred on the books of the Corporation by the surrender to the Corporation or its transfer agent of the certificate, if any, representing such shares properly endorsed or accompanied by a written assignment or power of attorney properly executed, and with such proof of authority or the authenticity of signature as the Corporation or its transfer agent may reasonably require. The Corporation shall be entitled to treat the record holder of stock as shown on its books as the owner of such stock for all purposes, including the payment of dividends and the right to vote with respect to that stock, regardless of any transfer, pledge or other disposition of that stock, until the shares have been transferred on the books of the Corporation in accordance with the requirements of these by-laws.